Certificate of Amendment
of
Certificate of Incorporation

FIRST: The Board of Directors of Enviroclens Inc. adopted the following resolution setting forth a proposed amendment of this corporation’s Certificate of Incorporation.

RESOLVED, that the text of the Article numbered 1 of the Certificate of Incorporation of this corporation shall be deleted and replaced with the following:

The name of this Delaware corporation is Offshore Petroleum Corp.

SECOND: Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.

THIRD: The amendment set forth in this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

Enviroclens Inc.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on the date shown below.

By:	/s/ Todd Montgomery

Name:	Todd Montgomery
Title:	President
Date:	May 9, 2007